UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
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AMBAC FINANCIAL GROUP, INC.
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Ambac Files Lawsuit to Protect Against Improper Siphoning of Money from PRHTA
NEW YORK, NY, May 11, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) (“Ambac”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services, today announced that Ambac Assurance has filed a lawsuit in response to the recently completed extension by the Puerto Rico Highways and Transportation Authority (“PRHTA”) of its concession agreement with Autopistas Metropolitanas de Puerto Rico LLC, which may cause $115 million in value to be extracted and diverted from PRHTA. The Complaint, which alleges breaches of contract and fiduciary duty and seeks appointment of an interim receiver for PRHTA, was filed in the United States District Court for the District of Puerto Rico.
The extension agreement, executed by PRHTA in April 2016, amends an existing concession agreement for two toll highways in Puerto Rico by extending the lease by ten years and reducing PRHTA’s allocated share of toll revenues generated by an advanced toll system. The complaint alleges that the extension agreement was improvidently entered into by PRHTA because PRHTA has no control over, and is unlikely to receive, the proceeds of the transaction. Puerto Rico law gives the Governor control over the proceeds, and he may apply them for purposes unrelated to PRHTA.
The complaint alleges that the sale of PRHTA’s assets in these circumstances is just the latest instance of mismanagement and breach of fiduciary and contractual duties by a hopelessly conflicted PRHTA Board of Directors. In addition, the complaint alleges PRHTA’s failure to take advantage of $750 million in federal toll credits, its failure to timely issue financial statements, and its continuing refusal to provide contractually required financial disclosure to Ambac Assurance and other financial guaranty insurers.
Commenting on today’s announcement, Nader Tavakoli, President and Chief Executive Officer of Ambac said, “The PRHTA board's decision to monetize over $100 million of unencumbered assets in a manner that allows the money to be taken by the GDB or used to pay Commonwealth debt at this time is a clear abdication of their duties. We believe the appointment of a receiver is essential to reducing conflicts of interest, improving transparency, and protecting the interests of creditors. We continue to urge the Governor to engage in good faith negotiations aimed at consensual agreements with the creditors of the PRHTA and Puerto Rico in general.”
Important Information
Ambac Financial Group, Inc., ("Ambac") filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2016 in connection with its 2016 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com.
Certain Information Regarding Participants
Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's definitive proxy statement for its 2016 Annual Meeting, which was filed with the SEC on April 20, 2016. To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2016 definitive proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("AAC"), Everspan

Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Source: Ambac Financial Group, Inc.

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